Information contained herein, marked with [***], is being filed pursuant to a request for confidential treatment.



                                                                   Exhibit 10.26








                     SINO-FOREIGN COOPERATIVE JOINT VENTURE

                     JIAOZUO WAN FANG POWER COMPANY LIMITED

                                    CONTRACT







                                 March 27, 1996
                               250 MW Power Plant

                          Jiaozuo City, Henan Province

                           People's Republic of China

                          T A B L E  O F  C O N T E N T S


Chapters                                                                Pages

Chapter 1.   Definitions                                                  1

Chapter 2.   Parties to this Contract; Representations and Warranties     4

Chapter 3.   Establishment of the Joint Venture                           5

Chapter 4.   Purpose and Scope of Business                                6

Chapter 5.   Total Amount of Investment and Capital                       6

Chapter 6.   Responsibilities of Each Party                               8

Chapter 7.   Construction of the Power Plant                              10

Chapter 8.   Operation of the Power Plant                                 10

Chapter 9.   Board of Directors                                           11

Chapter 10   Management                                                   12

Chapter 11.  Personnel and Labor Management                               13

Chapter 12.  Trade Union                                                  14

Chapter 13.  Purchase of Equipment                                        14

Chapter 14.  Taxes and Licenses                                           14

Chapter 15.  Accounting; Distribution of Profits; Priority of Payments    15

Chapter 16.  Sale of Electricity                                          17

Chapter 17.  Independent Auditing                                         17

Chapter 18.  Foreign Exchange Management                                  17

Chapter 18.  Foreign Exchange Management                                  17

Chapter 19.  Term                                                         18

Chapter 20.  Insurance                                                    18

Chapter 21.  Land Use                                                     19

Chapter 22.  Applicable Law                                               19


                                      (i)

Chapter 23.  Effects of Changes in Chinese Law                            19

Chapter 24.  Breach of Contract                                           19

Chapter 25.  Termination                                                  20

Chapter 26.  Liquidation                                                  21

Chapter 27.  Force Majeure                                                22

Chapter 28.  Settlement of Disputes                                       23

Chapter 29.  Non-Disclosure of Business Information                       24

Chapter 30   Miscellaneous                                                25

                                      (ii)

                     SINO-FOREIGN COOPERATIVE JOINT VENTURE

                     JIAOZUO WAN FANG POWER COMPANY LIMITED

                                    CONTRACT


                                    PREAMBLE


     This Cooperative Joint Venture Contract is made this 27th day of March, 1996 by and between JIAOZUO ALUMINUM MILL, a Chinese enterprise (the "Chinese Party"), and JIAOZUO POWER PARTNERS, L.P., a Cayman Islands exempted limited partnership (the "Foreign Party").

     WHEREAS,  in accordance  with the Law of the People's  Republic of China on
 Sino-foreign Cooperative Enterprises, the implementing rules thereunder and other relevant Chinese laws and regulations, the Chinese Party and the Foreign Party, adhering to the principle of equality and mutual benefit and through friendly consultations, agree to organize a cooperative joint venture enterprise in Jiaozuo City, Henan Province, the People's Republic of China and to invest jointly for the purposes described herein, all upon and subject to the terms and conditions set forth herein;

     NOW, THEREFORE, the Parties, intending to be legally bound under Chinese law, enter into this Contract under the following terms and conditions:


                                    CHAPTER 1

                                   DEFINITIONS

     When used in this Contract the following capitalized (or, in the Chinese version hereof, underlined) terms shall have the meanings set forth below:

     "Aluminum Mill Power Supply Contract" means the Power Purchase and Sale Contract between the Joint Venture and the Chinese Party, as it may be amended or otherwise modified from time to time.

     "Articles of Association" means the Articles of Association of the Joint Venture signed by the Parties.

     "Board" means the Board of Directors of the Joint Venture established pursuant to Chapter 9.1.

     "Business License" means the business license of the Joint Venture to be issued by the Jiaozuo Municipal Administration for Industry and Commerce.

     "Coal Purchase and Transportation Contract" means the Coal Purchase and Transportation Contract entered into by the Joint Venture for the supply and transportation of coal, as it may be amended or otherwise modified from time to time.

     "Contract" means this Cooperative Joint Venture Contract, as it may be amended or otherwise modified from time to time.

     "Deputy General Manager" means the Deputy General Manager of the Joint Venture appointed pursuant to Chapter 10.2.

     "Dispatch Contract" means the Dispatch and Interconnection Contract between the Joint Venture and the Henan Electric Power Corporation.

     "Expatriates" has the meaning set forth in Chapter 11.4.

     "Financing Documents" means, collectively, all documents executed and delivered between the Joint Venture and any Party in connection with the financings contemplated in Chapter 5.5.

     "Foreign Exchange Rate" means the exchange rate of U.S. Dollars for Renminbi actually used by the Joint Venture as permitted by SAEC.

     "Foreign Exchange Risk Fund" means the foreign exchange risk fund required to be funded by the Joint Venture from the Joint Venture's after-tax profits, as the approved power price has taken into consideration the exchange rate risk factor. Such fund shall be used to balance the rates of return to both Parties.

     "Foreign Exchange Regulations" means the regulations and rules on foreign exchange published by the relevant authorities of China as they may be amended, modified, replaced or superseded.

     "General Manager" means the General Manager of the Joint Venture appointed pursuant to Chapter 10.2.

     "Interconnection Construction Contract" means the Engineering, Procurement and Construction Contract between the Joint Venture and the Henan Electric Power Corporation, for the construction of the transmission facilities, as it may be amended or otherwise modified form time to time.

     "Interconnection Financing Contract" means the financing contract between the Joint Venture and the Henan Electric Power Corporation, to provide financing from the Joint Venture to the Henan Electric Power Corporation for the construction of the transmission facilities, as it may be amended or otherwise modified from time to time.

     "Joint Venture" means the cooperative joint venture company established by the Chinese Party and the Foreign Party pursuant to the terms of this Contract.

     "Land Use Rights" means the right to the use of the Site issued by the relevant Chinese government authority in charge of land management as provided in Chapter 21 and any other land use rights necessary or desirable for the construction and operation of the Power Plant for the Term.

     "Liquidation Committee" means the Liquidation Committee described in Chapter 26.2.

     "MOFTEC" means the Ministry of Foreign Trade and Economic Cooperation of China or any successor approval authority.

     "Parties" means the Chinese Party and the Foreign Party, collectively. "Party" shall mean either of the Parties, individually.

     "Power Company Power Purchase Contract" means the Power Purchase and Sale Contract between the Joint Venture and the Henan Electric Power Corporation, as it may be amended or otherwise modified from time to time.

     "Power Plant" means the coal-fired electric generating facility to be located at the Site consisting of 2 x 125 megawatt generating units with a combined capacity of approximately 250 megawatts, as well as generation and fuel handling facilities and all other related equipment and facilities.

     "Power Plant Power Purchase Contract" means the Power Plant Power Purchase Contract between the Joint Venture and the Henan Electric Power Corporation for the purchase by the Joint Venture of electricity for construction, start-up and other uses at the Power Plant, as it may be amended from time to time.

     "Project Contracts" means, collectively, (i) the Power Company Power Purchase Contract, (ii) the Aluminum Mill Power Supply Contract, (iii) the construction contracts, (iv) the Site Use Contract, (v) the Coal Purchase and Transportation Contract, (vi) the Dispatch Contract, (vii) the Financing
 Documents, (viii) the Power Plant Power Purchase Contract, (ix) the Interconnection Financing Contract and (x) the Interconnection Construction Contract.

     "Renminbi" or "RMB" means the lawful currency of China.

     "SAEC" means the State Administration for Exchange Control of China.

     "SAIC" means the State Administration for Industry and Commerce of China.

     "Site" means the land located at Jiaozuo City, Henan Province, China upon which the Power Plant is to be constructed and located, as more fully described on the Site Map.

     "Site Map" means the map on which the boundaries of the Site are marked in red.

     "Site Use Contract" means the Site Use Contract executed by the Joint Venture relating to the use by the Joint Venture of the Site, as it may be amended or otherwise modified from time to time.

     "State Planning Commission" means the State Planning Commission of China.

     "U.S. Dollars" or "US$" means the lawful currency of the United States of America.


                                    CHAPTER 2

            PARTIES TO THIS CONTRACT; REPRESENTATIONS AND WARRANTIES

2.1  The Parties to this Contract are:

         (a) Jiaozuo Aluminum Mill, a Chinese enterprise organized in accordance with the laws of China and registered with the Jiaozuo Municipal Administration of Industry and Commerce (Business License number is 410800-17347144-14931).

                   Legal Address:    160 Tanan Road
                                     Jiaozuo City
                                     Henan Province
                                     China

                   Telefax:          (86-391) 393-3739

                   Legal representative: Name: Jin Bao Qing
                                         Position: General Manager
                                         Nationality: Chinese

         (b) Jiaozuo Power Partners, L.P., a Cayman Islands exempted limited partnership.

                   Legal Address:    P.O. Box 309
                                     George Town, Grand Cayman
                                     Cayman Islands, British West Indies

                   Telefax:          (852) 2530-1673

                   Legal representative: Name: Paul Hanrahan
                                         Position: President of Jiaozuo (GP)
                                                    Corporation, its
                                                     General Partner
                                         Nationality: U.S.A.

2.2  Each Party hereby represents and warrants to the other Party that:

     (a) (i) in the case of the Chinese Party, it is a state-owned enterprise duly organized and validly existing as a legal person under the laws of China; and (ii) in the case of the Foreign Party, it is a Cayman Islands exempted limited partnership duly organized and validly existing under the laws of the Cayman Islands;

     (b) it has full legal right and power to execute and deliver this Contract and all of the contracts and documents referred to in this Contract to which it is a Party and to perform its obligations hereunder and thereunder; and

     (c) it has taken all appropriate and necessary action to authorize the execution and delivery by it of this Contract and all of the contracts and documents referred to in this Contract to which it is a Party and to authorize the performance by it of the terms and conditions hereof and thereof.


                                    CHAPTER 3

                       ESTABLISHMENT OF THE JOINT VENTURE

3.1 The Parties will establish the Joint Venture as a Sino-foreign cooperative joint venture company in accordance with the Law of the People's Republic of China on Sino-foreign Cooperative Enterprises, the implementing rules thereunder, other relevant Chinese laws and regulations and the terms of this Contract.

3.2 The Joint Venture will be a limited liability company with legal person status. The liability of each Party to the Joint Venture is limited to its capital contribution. After the Joint Venture has commenced normal operation, however, the Foreign Party shall bear unlimited liability for the Joint Venture's indebtedness.

3.3 The name of the Joint Venture in Chinese is "Jiaozuo Wan Fang Dianli Youxian Zeren Gongsi." The name of the Joint Venture in English is "Jiaozuo Wan Fang Power Company Limited." The legal address of the Joint Venture is Daiwangzhen, Jiaozuo City, Henan Province, China.

3.4 All activities of the Joint Venture will be governed by and will be under the protection of the promulgated laws, decrees, rules and regulations of China.

                                    CHAPTER 4

                          PURPOSE AND SCOPE OF BUSINESS

4.1 The purpose of the Joint Venture shall be to strengthen economic cooperation and technical exchanges, to satisfy the electricity requirements of the Chinese Party, to improve power supply and promote the development of the economy in Henan Province by adopting advanced and appropriate technology and scientific management methods, and to continuously raise the economic efficiency of the Joint Venture and ensure satisfactory economic benefits for each Party.

4.2 The business scope of the Joint Venture shall be to build, own, operate and maintain a 2 x 125 MW coal-fired self-supply power plant near the site of the Jiaozuo Aluminum Mill of Henan Province to generate and sell electricity according to the relevant contracts and develop and operate power related business in utilizing coal ash.

4.3  The  business  activities  of the  Joint  Venture  will be  carried  out in
     accordance   with  the  provisions  of  this  Contract,   the  Articles  of
     Association and the decisions of the Board.


                                    CHAPTER 5

                     TOTAL AMOUNT OF INVESTMENT AND CAPITAL

5.1  The total amount of investment in the Joint Venture will be One Billion Two
     Hundred  Sixty  Million  Seven  Hundred  Ninety   Thousand   Renminbi  (RMB
     1,260,790,000).

5.2  The total  registered  capital of the Joint  Venture  will be Four  Hundred
     Forty  Seven   Million  Five  Hundred   Eighty   Thousand   Renminbi   (RMB
     447,580,000).

5.3 (a) The Chinese Party will contribute to the registered capital of the Joint Venture One Hundred Thirty Four Million Two Hundred Seventy Four Thousand Renminbi (RMB 134,274,000), which is equal to 30% of the total registered capital of the Joint Venture. The Chinese Party will make its contribution to the registered capital of the Joint Venture in the form of Power Plant equipment and Land Use Rights (which Power Plant equipment and Land Use Rights contributions and corresponding values shall be confirmed by the Henan Provincial Administration on State Assets and agreed to by the Parties).

     (b) The Foreign Party will contribute to the registered capital of the Joint Venture Three Hundred Thirteen Million Three Hundred and Six Thousand Renminbi (RMB 313,306,000), which is equal to 70% of the total registered capital of the Joint Venture. The Foreign Party will make its contribution to the registered capital of the Joint Venture in cash in

          U.S. Dollars at the prevailing Foreign Exchange Rate at the time of contribution.

5.4 The Parties will fund the entire amount of their respective portions of the registered capital of the Joint Venture 30 days after the issuance of the Business License to the Joint Venture. Late payment (unless caused by the fact that the Joint Venture bank account has not been timely opened or caused by delays in receipt of wire transfer after being sent) will be subject to an interest charge of 2% per month (or portion thereof) from the date due until the date paid. In the event either Party fails to make its capital contribution within two days of the date due, the other Party may (but shall not be obligated to) make such contribution, in which case the percentage of the registered capital of the Parties shall be adjusted accordingly, subject to the approval by the original examining and approving authority. The Party failing to make such installment will nevertheless remain liable for accrued interest from the date due until the date the other Party makes such contribution.

5.5 (a) The Chinese Party will provide a loan in RMB to the Joint Venture in an amount equivalent to 30% of the difference between the amount of the total investment set forth in Chapter 5.1 and the amount of the registered capital of the Joint Venture set forth in Chapter 5.2 upon terms acceptable to the Joint Venture.

     (b) The Foreign Party will provide a loan in U.S. Dollars to the Joint Venture in an amount equivalent to 70% of the difference between the amount of the total investment set forth in Chapter 5.1 and the amount of the registered capital of the Joint Venture set forth in Chapter
          5.2 upon terms acceptable to the Joint Venture.

     (c) The Joint Venture shall have no liability or obligation to any person or entity with respect to the shareholder loans provided pursuant to this Chapter 5.5 other than to the providers of such shareholder loans.

5.6 The registered capital of the Joint Venture may be increased with the written consent of the Parties, the consent of the Board and the approval of MOFTEC.

5.7 After the Parties have made their entire respective capital contributions to the Joint Venture, the Joint Venture will engage an accountant registered in China to verify such capital contributions. Upon the issuance of a verification report by such accountant, the Joint Venture will issue an investment certificate to each Party.

5.8 (a) Neither Party may assign, sell, encumber or otherwise transfer all or any part of its interest in the Joint Venture without first obtaining
          (i) the consent of the other Party, which consent may be withheld in the other Party's sole and absolute discretion; (ii) the unanimous approval by the Board of Directors; (iii) the approval by the original examining and approving authority; and (iv) the agreement by the transferee to assume the transferor's obligation hereunder, provided that with respect to assignments by either Party to one or more of its 100% owned companies, the Parties will cause their directors to vote for such assignment. Any instrument purporting to transfer any interest in the Joint Venture in violation of these restrictions shall be null and void and therefore shall not be effective to confer any right upon the purported transferee.

     (b) In addition, any such proposed assignment, sale or transfer will be subject to the right of the other Party as hereinafter described to acquire the interest proposed to be assigned, sold or transferred. In the event a Party proposes to assign, sell or transfer all or any part of its interest in the Joint Venture, the transferring Party will give a written notice (the "Assignment/Transfer Notice") to the non-transferring Party setting forth the terms and conditions upon which the assignment, sale or transfer is proposed to be made. The non-transferring Party will have the right, which shall be exercised, if at all, by notice to the transferring Party within 60 days after the non-transferring Party receives the Assignment/Transfer Notice, to acquire such interest upon the same terms and conditions upon which the assignment, sale or transfer is proposed to be made. If the transferring Party does not receive such notice within such 60-day period and if the transferring Party complies with the restrictions in Chapter 5.8(a), the transferring Party will have the right to assign, sell or otherwise transfer such interest to the proposed transferee on the terms and conditions set forth in the Assignment/Transfer Notice.


                                    CHAPTER 6

                         RESPONSIBILITIES OF EACH PARTY

6.1 The Chinese Party will perform, in addition to its other obligations set forth in this Contract, each of the following duties:

     (a) contributing its capital at the times and in the amounts required pursuant to Chapter 5;

     (b)  providing financing as described in Chapter 5.5;

     (c) obtaining and delivering to the Joint Venture no later than 15 days after the approval by MOFTEC of this Contract an original or a notarized photocopy of a document issued by the relevant Chinese government authority in charge of land management evidencing that all governmental consents, approvals and similar items have been obtained in connection with the grant to the Joint Venture of the Land Use Rights that are necessary or desirable for the construction and operation of the Power Plant;

     (d) assisting the Joint Venture in obtaining no later than 15 days after the approval by MOFTEC of this Contract an original or a notarized photocopy of all relevant approvals (including approvals of the Power Bureau Power Purchase Contract and the Aluminum Mill Power Supply Contract and the
          specific pricing provisions contained therein for the entire term of each such contract) that are necessary or desirable for the construction and operation of the Power Plant;

     (e) arranging for the transfer of the relevant construction related contracts to the degree that the Joint Venture requests that they be transferred;

     (f) assisting the Joint Venture in purchasing or leasing in China at reasonable rates in Renminbi such equipment, materials, office supplies, transportation services, communication facilities and other goods and services as may be necessary or desirable for the construction and operation of the Power Plant;

     (g) assisting the Joint Venture in recruiting qualified Chinese management personnel, technical personnel, and workers as contemplated in
          Chapters 10 and 11 and assisting the Joint Venture in obtaining passports and all necessary travel documents required for such persons to travel overseas for training or other purposes related to the construction and operation of the Power Plant;

     (h) assisting foreign personnel of the Joint Venture in applying for entry visas, travel documents and work licenses and in arranging for suitable board, lodging, office space, transportation, medical facilities and security for such personnel;

     (i) assisting the Joint Venture in applying for tax reductions and exemptions and any other investment incentives and benefits available to the Joint Venture and the Foreign Party in China and in Henan Province;

     (j) assisting the Joint Venture in applying to the Bank of China as well as to other authorized banks for the opening of foreign currency and Renminbi accounts for the Joint Venture; and

     (k) performing such other responsibilities as shall be entrusted to it by the Joint Venture.

6.2 The Foreign Party will perform, in addition to its other obligations set forth in this Contract, each of the following duties:

     (a) contributing its capital at the times and in the amounts required pursuant to Chapter 5;

     (b)  providing financing as described in Chapter 5.5;

     (c) assisting the Joint Venture in obtaining such equipment, materials, supplies, goods and services not available in China as may be necessary or desirable for the construction and operation of the Power Plant;

     (d) assisting the Joint Venture in recruiting necessary foreign personnel; and

     (e) performing such other responsibilities as shall be entrusted to it by the Joint Venture.


                                    CHAPTER 7

                         CONSTRUCTION OF THE POWER PLANT

7.1 The Joint Venture will be responsible for the construction of the Power Plant. The Joint Venture will work with one or more contractors to assist it in constructing the Power Plant.

7.2 The Chinese Party and the Foreign Party will work together with construction contractors to transfer any ongoing design, engineering, equipment procurement and construction work with respect to the Power Plant from the Chinese Party to the Joint Venture in accordance with the construction contracts.

7.3 Since the Power Plant is under construction, at the time the Parties make contributions to the registered capital of the Joint Venture, the Chinese Party shall, pursuant to an agreement to be entered into between the Parties, transfer to the Joint Venture the equipment, materials, Land Use Rights, completed and ongoing construction work of the Power Plant, relevant construction contracts and other assets contributed by the Chinese Party prior to the establishment of the Joint Venture. Detailed arrangements for such transfer shall be specified in the relevant agreement to be entered into between the Parties. Both Parties agree to consider the time factor regarding assets that have been valued and confirmed by the Henan Provincial Administration on State Assets.

7.4 During the construction period the Joint Venture may enter into contracts with one or more consulting companies or engineering companies to provide consulting services.


                                    CHAPTER 8

                          OPERATION OF THE POWER PLANT

8.1 The Joint Venture will be responsible for the operation and maintenance of the Power Plant.

8.2 Upon the agreement of both Parties, the Joint Venture may enter into contracts with one or more companies to provide consulting services with respect to the operations of the Power Plant.

                                    CHAPTER 9

                               BOARD OF DIRECTORS

9.1 The Joint Venture will establish a Board of Directors which will be the highest authority of the Joint Venture. The Board will decide all major issues concerning the Joint Venture.

9.2 The Board will be composed of six directors, of whom two will be appointed by the Chinese Party and four will be appointed by the Foreign Party. The Board of Directors shall be established on the day the Business License is issued to the Joint Venture. Each of the directors will serve for a term of three years and may serve for consecutive terms upon appointment by the original Party. The Chairman of the Board will be appointed by the Foreign Party and the Vice-Chairman of the Board will be appointed by the Chinese Party. If a seat on the Board is vacated by a director prior to the completion of such director's term, the Party which originally appointed such director will, as soon as possible, appoint a successor director to serve out such vacating director's term. The quorum for a Board meeting is five directors, and the detailed procedures for holding a Board meeting are specified in the relevant provisions of the Articles of Association.

9.3 Except for the matters listed from (a) to (i) below, all matters considered by the Board will be subject to the approval of a majority of the entire Board; however, prior to taking an action which any Party reasonably thinks might substantially affect such Party's reasonable interests, the Board shall fully explore other options and attempt to implement the option that will have the least adverse impact on the reasonable interests of such Party; provided, however, that such option will not materially affect the profitability or safe and reliable operation of the Power Plant. The unanimous approval of the Board will be required to authorize any of the following actions:

     (a)  amendment to the Articles of Association of the Joint Venture;

     (b)  termination and dissolution of the Joint Venture;

     (c) increase or decrease or assignment of the registered capital of the Joint Venture;

     (d)  merger,  split  or  change  of the  organizational  form of the  Joint
          Venture;

     (e) mortgaging or granting a security interest on the assets of the Joint Venture;

     (f)  approval of the year end financial statements of the Joint Venture;

     (g) approval of all contracts between the Joint Venture and a Party or an affiliate company of a Party;

     (h)  profit distribution plan of the Joint Venture; and

     (i)  appointment of the General Manager of the Joint Venture.

9.4 The Chairman of the Board will be the legal representative of the Joint Venture. The Chairman will have the power to preside over the meetings of the Board and exercise the other functions of the Chairman set forth in the Articles of Association. Whenever the Chairman cannot exercise his or her functions for any reason, the Vice Chairman shall exercise such functions as the representative of the Chairman until the Chairman resumes his or her functions or a successor is appointed. Neither the Chairman of the Board nor the Vice Chairman of the Board shall have the power to take any action binding the Board or the Joint Venture without the express authorization of the Board.

9.5 The functions, powers and working procedures of the Board shall be set forth in the Articles of Association.

9.6 Directors shall serve without compensation except when a director is also a member of management or an employee of the Joint Venture. All reasonable traveling and hotel costs for each director incurred in direct connection with board meetings or Joint Venture business approved by the Board shall be borne by the Joint Venture in the currency incurred.


                                   CHAPTER 10

                                   MANAGEMENT

10.1 The Joint Venture will be managed using modern and scientific management techniques.

10.2 The Joint Venture will have a General Manager and a Deputy General Manager. The General Manager will be recommended by the Foreign Party and will be appointed by unanimous decision of the Board. The Deputy General Manager will be recommended by the Chinese Party and will be appointed by majority decision of the Board. The term of office of the General Manager and the Deputy General Manager will be three years from the date of appointment.

10.3 The General Manager will be responsible for implementing the decisions of the Board and organizing and conducting the daily management of the Joint Venture, and will have the authority to accomplish the foregoing. The Deputy General Manager will assist the General Manager.

10.4 The details of the appointment of the other senior employees shall be specified in the Articles of Association.

                                   CHAPTER 11

                         PERSONNEL AND LABOR MANAGEMENT

11.1 The initial labor plan, consisting of the number of employees of the Joint Venture, including levels and job descriptions, will be prepared by the General Manager and then submitted to the Board for approval. The labor plan will be revised at least annually by the General Manager and then submitted to the Board for approval. The Joint Venture will employ only such number of employees as is necessary for its operations. Increases or decreases in the total number of employees of the Joint Venture due to expansion or increased efficiency, respectively, will require the approval of the Board.

11.2 Labor and personnel policies of the Joint Venture will be determined by the General Manager, subject to approval by the Board. These policies will be consistent with the promulgated laws, rules and regulations of China available to the public and will be based on the following principles:

     (a) The General Manager will implement hiring policies whereby all employees of the Joint Venture will be selected on the basis of examination and will have the best possible qualifications. In this regard, the Joint Venture will be free to hire qualified personnel from any location in China and, if necessary, from foreign countries. All employees will first be employed on a probationary basis. In accordance with the labor policies of the Joint Venture, the General Manager shall (within the authority granted by the Board and the Articles of Association) have the authority to select and hire employees for any position and to dismiss such employees. The General Manager may delegate such authority as he or she deems appropriate.

     (b) The salaries and all welfare benefits and subsidies for Chinese employees of the Joint Venture will be set forth in the labor plan. Annual wage levels of all Chinese employees (including, if applicable, the General Manager) will be set annually by the Board and adjusted as the Board deems necessary (taking into consideration the economic conditions of the Joint Venture) in accordance with Chinese labor regulations concerning wages. Welfare benefits and subsidies to Chinese workers and staff will be given as provided by law and reviewed and approved annually by the Board. Further benefits and subsidies may be determined by the Board, but will not exceed the standards set by the relevant governmental authority. The General Manager may, in accordance with the policies established by the Board and the budget of the Joint Venture then in effect, award bonuses to employees and managers. All bonuses of whatever type for employees and managers will be established as an incentive, and will be awarded on the basis of performance.

     (c) The General Manager will recommend to the Board annual merit salary increases for specific employees. Such increases will be based upon the individual employee's performance and will be in accordance with Chinese labor regulations concerning wages.

     (d) The wages and welfare benefits for the Joint Venture's employees shall be higher than the average level of the wages and welfare benefits for the employees in the same industry in Henan Province.

11.3 The Joint Venture may enter into individual employment contracts with any Chinese staff and workers directly if it deems such contracts appropriate. If required by law, the Joint Venture will enter into an employment contract with the trade union on behalf of Chinese staff and workers.

11.4 Foreign high-ranking managers and other staff ("Expatriates") will serve as executives and in other positions of the Joint Venture and will enter into an employment contract with the Joint Venture.


                                   CHAPTER 12

                                   TRADE UNION

     The employees of the Joint Venture may establish a trade union pursuant to relevant Chinese laws and regulations. The Joint Venture shall pay two percent (2%) of the actual wages received by employees of the Joint Venture into the Joint Venture's trade union fund for such trade union's use in accordance with the applicable laws of China on the management of trade union funds.


                                   CHAPTER 13

                             PURCHASES OF EQUIPMENT

     Except as otherwise provided in the Project Contracts, the Joint Venture will endeavor to source equipment, materials, fuel, parts, services and other required items in China.


                                   CHAPTER 14

                               TAXES AND LICENSES

14.1 The Joint Venture will pay taxes in accordance with the tax laws of China and the relevant provisions of the taxation department of Henan Province.

14.2 Management, staff members and workers of the Joint Venture will pay individual income tax according to the Individual Income Tax Law of China. The Joint Venture will not be responsible for paying any such taxes.

                                   CHAPTER 15

            ACCOUNTING; DISTRIBUTION OF PROFITS; PRIORITY OF PAYMENTS

15.1 Pursuant to the provisions of relevant laws and regulations, the General Manager of the Joint Venture will present the Board with balance sheets, profit and loss statements and other supplementary information requested by the Board prepared in Chinese and English on a monthly and quarterly basis and audited financial statements (including balance sheets and profit and loss statements) on a yearly basis. Such audited financial statements shall be prepared by accountant(s) registered in China with international experience. The finance and accounting of the Joint Venture shall be conducted in accordance with the applicable accounting laws and principles of China. To the extent required by relevant law, the Joint Venture shall submit on a monthly and annual basis financial statements to the local tax authority, the relevant authorities in the electric industry and the relevant finance department. In the event of any material difference between the then-applicable Chinese accounting laws and principles and internationally generally accepted accounting principles ("International GAAP"), the Chinese accounting laws and principles shall be followed; however, in order to meet the business and operation needs of the Joint Venture or if required by any Party, the General Manager shall cause additional financial statements of the Joint Venture to be prepared in accordance with International GAAP.

15.2 The Joint Venture will adopt financial accounting systems that will ensure that the Joint Venture will:

     (a)  make  and  keep  financial   records  which,  in  reasonable   detail,
          accurately and fairly reflect all transactions and affairs of the Joint Venture; and

     (b) maintain a system of internal accounting controls sufficient to provide reasonable assurances that:

          (i)  transactions  are  authorized,  executed  and  recorded  so as to
               provide   for   proper   financial    statements   and   maintain
               accountability for assets; and

          (ii) safeguards   (including  the  performance  of  periodic  physical
               inventories) are established to prevent unapproved persons from having access to the Joint Venture's assets.

15.3 All vouchers, books, statements, reports and other operating, accounting and financial records of the Joint Venture and descriptions thereof will be prepared in Chinese and English.

15.4 The fiscal year of the Joint Venture will begin on January 1 and end on December 31 of each Gregorian calendar year. The first fiscal year of the Joint Venture will begin on the date of issuance of the Business License and end on December 31 of that year.

----------
[*** Filed separately with the Commission pursuant to a request for confidential treatment.]


15.5 The Joint Venture will maintain its books of account in Renminbi. The Joint Venture may also maintain duplicate books of account in U.S. Dollars if requested by the Board. The Joint Venture will also prepare separate records and statements for transactions in other foreign currencies in which it has such transactions so that the Joint Venture and each Party can inspect the expenditure and income of foreign exchange.

15.6 The Joint Venture will apply its revenues according to the following priorities: first, to pay amounts then due under the Project Contracts and any other contracts to which the Joint Venture may be a Party; second, to pay other administrative and operation expenses then due; third, to pay taxes of the Joint Venture then due; fourth, to pay principal, interest and fees then due in respect of foreign exchange loans and to pay principal, interest and fees then due in respect of Renminbi loans; fifth, to make contributions to the Joint Venture's three funds as provided in Chapter 15.10; sixth, to fund the Foreign Exchange Risk Fund based on the Board's decision pursuant to the provisions hereof; and seventh, to make profit distribution based on the Board's unanimous decision pursuant to the ratio of [***]% to the Chinese Party and [***]% to the Foreign Party.

15.7 During the term of the Joint Venture and after examination and approval by the financial and tax authorities , the Joint Venture may effect an early recovery of investment to the Foreign Party pursuant to Article 44 of the implementing rules of the Law on Sino-foreign Cooperative Enterprises.

15.8 The Joint Venture will use Renminbi to effect payment of locally sourced equipment, materials, fuel, parts and other items and all costs and expenses denominated in Renminbi. Subject to the Foreign Exchange
     Regulations and so as to minimize the risk of incurring foreign exchange losses, the Joint Venture will convert Renminbi revenues to foreign exchange to effect payment of costs and expenses denominated in foreign exchange required to be paid in foreign exchange.

15.9 Unless the Foreign Party otherwise requires, all distributions to the Foreign Party (including any distribution to be made upon a liquidation of the Joint Venture) will be remitted in U.S. Dollars out of China to an account or accounts designated by the Foreign Party. Any distribution to the Chinese Party (including any distribution to be made upon a liquidation of the Joint Venture) will be in Renminbi and will be remitted to an account or accounts designated by the Chinese Party.

15.10In accordance with Chinese laws and regulations and the Articles of Association, the Joint Venture will make contributions each year to the Joint Venture's Expansion Fund, Reserve Fund and Bonus and Welfare Fund for Staff and Workers in an amount to be determined by the Board from the after-tax profits of the Joint Venture. The aggregate proportion of the after-tax profits of the Joint Venture contributed in any year by the Joint Venture to such funds and any other funds will not exceed 15 percent of such after-tax profits for the relevant year. All amounts on deposit in such funds shall be utilized only as directed by the Board.


                                   CHAPTER 16

                               SALE OF ELECTRICITY

16.1 The Joint Venture will supply to the Chinese Party the electricity it requires to operate its Aluminum Plant located in Jiaozuo City, Henan Province, China pursuant to an Aluminum Mill Power Supply Contract. The Chinese Party will pay for the electricity in cash in RMB.

16.2 Any electricity generated by the Joint Venture not sold to the Chinese Party shall be sold to the Henan Electric Power Corporation pursuant to the Power Company Power Purchase and Sale Contract.


                                   CHAPTER 17

                              INDEPENDENT AUDITING

17.1 In the event either Party believes that a mistake has been made in the preparation of any of the financial reports enumerated in Chapter 15.1, such Party will have the right to appoint an independent auditor to examine and verify such report and the costs of the independent auditor shall be borne by the Party making the request. Any such auditor will be an accountant with international experience registered in China.

17.2 All necessary documents and accounts of the Joint Venture will, for the performance of auditing under this Chapter, be provided to the auditor(s) according to the reasonable requirements of such auditor(s).

17.3 In the event such auditor(s) discover any material mistakes in any such report, the Joint Venture will cause its accountant(s) to restate such report to correct such material mistakes in accordance with the then-applicable accounting laws and principles of China.


                                   CHAPTER 18

                           FOREIGN EXCHANGE MANAGEMENT

18.1 All foreign exchange matters of the Joint Venture will be handled in accordance with the Foreign Exchange Regulations and the provisions contained in this Chapter are specifically subject to the Foreign Exchange Regulations.

18.2 The Joint Venture will open and maintain in its own name a Renminbi account(s) at the Bank of China or another bank located in China which is approved by the People's Bank of China.

18.3 The Joint Venture will also open a U.S. Dollar account(s) (and such other foreign currency accounts as the Board may decide) at the Bank of China or another bank located in China. All foreign exchange income and expenditures of the Joint Venture will be paid into and out of such account or accounts. The foreign exchange funds maintained in such account(s) and the income thereon shall only be used as permitted under Chinese law.

18.4 The foreign staff and staff from Hong Kong and Macau of the Joint Venture may remit their salaries and other income derived from the Joint Venture out of China after payment of any required tax.

18.5 During the Term, all foreign exchange necessary for the payment of interest on and repayment of principal of the Foreign Party's U.S. Dollar loans, distribution of profits to the Foreign Party and return of its capital shall be handled in accordance with the relevant state regulations of foreign exchange control.


                                   CHAPTER 19

                                      TERM

     The term of the Joint Venture will commence on the date of the issuance of the Business License and continue for 23 years thereafter (including three years of construction) unless terminated prior thereto in accordance with the provisions of this Contract or as extended by written agreement of the Parties (the "Term").


                                   CHAPTER 20

                                    INSURANCE

     The Joint Venture will maintain such insurance policies as are required to be maintained by the Joint Venture as determined by the Board of Directors. Such policies will be obtained from appropriate companies licensed to do business in China and will be denominated in Renminbi and/or in foreign currencies as determined by the Board, and will comply with applicable Chinese laws and regulations.

                                   CHAPTER 21

                                    LAND USE

     After establishment of the Joint Venture, the Joint Venture will enter into the Site Use Contract. Upon execution of the Site Use Contract, a land use certificate will be issued to the Joint Venture allowing it full land use rights necessary for the construction and operation of the Power Plant for the Term.


                                   CHAPTER 22

                                 APPLICABLE LAW

     The formation, validity, interpretation and implementation of this Contract shall be governed by and construed under the publicly promulgated laws of China.


                                   CHAPTER 23

                        EFFECTS OF CHANGES IN CHINESE LAW

     In the event the Joint Venture is unable to realize the operating objective expected by the Parties or any Party's interest is materially adversely affected due to a major change in operating environment (including legal environment, changes, amendments or supplements to any existing, or the passage of any new, national, provincial, municipal, local or other law, statute, ordinance, rule or regulation, or interpretation thereof by any court, administrative agency or other government authority after the approval of this Contract), upon the receipt of a written request of any Party, the Parties shall promptly make amendments to this Contract so as to protect the interests of the Parties under this Contract. In the event that any new laws or regulations are promulgated by the Chinese government which are more favorable to the Joint Venture, the Joint Venture shall apply for the enjoyment of such preferential treatment.


                                   CHAPTER 24

                               BREACH OF CONTRACT

     A Party will be in breach of this Contract if:

     (a) it fails fully to perform, or suspends its performance of, any of its obligations under this Contract and if it does not correct such failure or suspension after notice thereof from the non-breaching Party within 30 days or, if such failure or suspension cannot reasonably be corrected within 30 days, within such longer period (not to exceed 180 days) as may reasonably be required to correct such failure or suspension;

     (b) any representation made by it in Chapter 2.2 or 2.3 shall prove to be untrue in any material respect as of the date on which it was made: or

     (c) it fails to fund any installment of its portion of the registered capital of the Joint Venture within two days of the date such installment was due pursuant to Chapter 5.4.

     The breaching Party shall indemnify the Joint Venture and the non-breaching Party in respect of any loss incurred (excluding consequential damages or special damages) as a result of such breach, together with interest thereon from the date any such loss shall have occurred through the date of payment, calculated at the rate of 15% per annum.


                                   CHAPTER 25

                                   TERMINATION

25.1 The Joint Venture will terminate on the expiration of the Term.

25.2 Prior to the expiration of the Term, this Contract may be terminated pursuant to any of the following provisions:

     (a) Upon the occurrence and during the continuance of a breach of this Contract under Chapter 24, the non-breaching Party may terminate this Contract by giving written notice to the breaching Party;

     (b) In the event the Power Company Power Purchase Contract or the Aluminum Mill Power Supply Contract shall at any time be terminated as a result of the occurrence of an event of force majeure, the Parties will consider the viability of continuing the business of the Joint Venture and the feasibility of obtaining substitute electricity purchaser(s), and, if such substitute electricity purchaser(s) is not obtained within six months after such termination of the Power Company Power Purchase Contract or the Aluminum Mill Power Supply Contract, the Board may vote to terminate this Contract;

     (c) If the Joint Venture is unable to lawfully continue its operation, either Party may terminate this Contract by giving written notice to the other Party;

     (d) If all or a material portion of the assets or properties of the Joint Venture or a Party shall have been expropriated or requisitioned, such Party may terminate this Contract by giving written notice to the other Party; or

     (e) If the Joint Venture fails to make a payment when due on any shareholder loan provided by a Party, such Party may terminate this Contract by giving written notice to the other party.

----------
[*** Filed separately with the Commission pursuant to a request for confidential treatment.]


                                   CHAPTER 26

                                   LIQUIDATION

26.1 The Joint Venture shall be liquidated and dissolved upon the termination of this Contract pursuant to Chapter 25, provided that an application for approval shall be submitted to the relevant examining and approving authority in order to terminate this Contract and dissolve the Joint Venture prior to the end of the Term as provided in Chapter 25.2. In the event that the Joint Venture is dissolved pursuant to Chapter 25.1 and if at the time of such dissolution the Foreign Party has recovered its entire contribution to the registered capital of the Joint Venture, the fixed assets, including working capital, comprising the Power Plant will belong to the Chinese Party for free and all other assets of the Joint Venture will be distributed to the Chinese Party and the Foreign Party according to a unanimous decision of the Board based on the ratio of [***]% to the Chinese Party and [***]% to the Foreign Party.

26.2 If by application of the provisions contained in Chapter 26.1 the assets of the Joint Venture are to be liquidated, a Liquidation Committee (composed of Board members or other qualified persons, including, without limitation, certified accountants or attorneys) will be established, composed of two members appointed by the Chinese Party and four members appointed by the Foreign Party. The Liquidation Committee will have the power to represent the Joint Venture in all legal matters concerning the liquidation. In accordance with applicable Chinese laws and regulations, the Liquidation Committee will value and liquidate the Joint Venture's assets based on the Joint Venture's going concern value, taking into account the actual circumstances of the Joint Venture, the market value of companies in similar industries and internationally accepted principles of valuation.

26.3 The Liquidation Committee will conduct a thorough examination of the Joint Venture's assets and liabilities. On the basis of such examination, the Liquidation Committee will develop a liquidation plan, under the supervision of the department-in-charge, for the liquidation of the Joint Venture. The liquidation plan will be subject to approval by the Board. All actions of the Liquidation Committee will be subject to approval of all members of the Liquidation Committee. No member of the Liquidation Committee shall have the power to take any action binding the Liquidation Committee or the Joint Venture without the express authorization of the majority members of the Liquidation Committee.

26.4 Upon completion of all liquidation procedures, the Liquidation Committee shall submit its final report, after approval by the Board, to the approval and examination authority, and shall nullify the registration of the Joint Venture. The Parties will have the right to obtain copies of the Joint Venture's accounting books and other documents, but the originals thereof shall be left in the care of the Chinese Party.

[*** Filed separately with the Commission pursuant to a request for confidential treatment.]



26.5 Upon liquidation resulting from an early termination of this Contract,  the
     Joint  Venture's  assets  will  be  applied   according  to  the  following
     principles and order:

     (a)  to payments of all liquidation expenses;

     (b) to payments of salary, insurance and benefits of the employees of the Joint Venture;

     (c) to payments then due under any contracts or in respect of any indebtedness of the Joint Venture;

     (d) to payments of interest and fees then due with respect to foreign currency loans;

     (e) to payments of interest and fees then due with respect to Renminbi loans;

     (f)  to payments of taxes of the Joint Venture then due;

     (g)  to payments of principal of foreign loans;

     (h)  to payments of principal of Renminbi loans;

     (i) to repayments of registered capital to the Parties in accordance with the decision of the Board; and

     (j) to distributions to the Chinese Party and the Foreign Party according to the ratio of [***]% to the Chinese Party and [***]% to the Foreign Party based on a unanimous decision of the Board.


                                   CHAPTER 27

                                  FORCE MAJEURE

     In the event that earthquake, typhoon, flooding, fire or war directly affects the performance of this Contract or makes it impossible to perform this Contract in accordance with the terms hereof, the Party affected by such force majeure shall immediately notify the other Party of such event and shall provide details of such event and effective documentary evidence in a timely manner. On the basis of the degree to which the performance of this Contract is affected, the Parties shall discuss whether to terminate this Contract, partially excuse the obligation to perform this Contract or delay performance of this Contract.

                                   CHAPTER 28

                             SETTLEMENT OF DISPUTES

28.1 Any dispute arising out of or in connection with this Contract will be attempted to be settled through friendly consultation between the Parties. Such consultation will begin immediately after either Party has delivered to the other Party a written request for such consultation. If the Parties do not reach an amicable solution within 30 days from the notice of such dispute, either Party may, with notice to the other Party, submit the dispute for binding arbitration in Stockholm, Sweden under the auspices of and in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce (except to the extent this Chapter 28 specifies different procedures in which event such procedures will govern the arbitration to the extent so specified). The Parties agree that any dispute arising out of or in connection with this Contract will be submitted exclusively to and be finally settled by arbitration irrespective of the magnitude of such dispute or whether such dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal. Any settlement and award rendered through such an arbitration proceeding will be final and binding upon the Parties if the decision is in writing and contains a reasoned analysis explaining the arbitrators' reasons for rendering the award. This Contract and the rights and obligations of the Parties will remain in full force and effect pending the award in such arbitration proceeding.

28.2 The arbitration will be conducted in English and Chinese.

28.3 There will be three arbitrators. Each Party will select one arbitrator within 30 days after giving or receiving the demand for arbitration. Such arbitrators will be freely selected, and the Parties will not be limited in their selection to any prescribed list. Within 30 days after the selection of the latter of the two arbitrators selected by the Parties, the two arbitrators shall select the third arbitrator; if the two arbitrators do not select the third within such 30 day period, the arbitrating body will select the third arbitrator. If a Party does not appoint an arbitrator who has consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment will be made by the arbitrating body. The costs of the arbitration will be borne by the Parties as determined by the arbitration tribunal taking into account the relative merits of the positions of the Parties.

28.4 The Parties agree that the arbitral award may be enforced against the Parties or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. Accordingly, the Parties irrevocably agree that any action to enforce such judgment may be instituted wherever appropriate and each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have now or hereafter to the laying of the venue or the jurisdiction or the convenience of the forum of any such action and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such action.

28.5 Each of the Parties is subject to civil and commercial law with respect to its obligations under this Contract, and the execution and performance of this Contract by it constitutes private and commercial acts rather than governmental and public acts. Each of the Parties irrevocably agrees that this Contract is a commercial rather than a public or governmental activity and that neither Party is entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Contract. To the extent that either of the Parties or any of their assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, such Party hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Contract.


                                   CHAPTER 29

                     NON-DISCLOSURE OF BUSINESS INFORMATION

29.1 During the term of this Contract, the Parties may, upon reasonable request, furnish each other and the Joint Venture with proprietary business documents and information needed for the implementation of this Contract.

29.2 The Parties agree that all proprietary business documents and information which are disclosed by either Party to the Joint Venture or to the other Party, either directly or indirectly, in writing, orally or by drawings or inspection will be used only for the Joint Venture's legitimate commercial purposes as specified in this Contract.

29.3 Each Party agrees that it will furnish, and cause the Joint Venture to furnish, such documents and information the same degree of proprietary treatment as the Party gives to its own similar proprietary documents or information.

29.4 Each Party agrees not to disclose, and cause the Joint Venture not to disclose, any such proprietary documents or information to any third Party or to any of its employees, except to its advisors, attorneys, engineering consultants and lenders under confidentiality arrangements substantially similar to those set forth in this Chapter and to those employees who are required to have such proprietary documents and information to carry out the commercial purposes of the Joint Venture.

29.5 Notwithstanding the foregoing, the following will not be subject to the undertakings set forth in this Chapter:

     (a) documents already in the possession of, or information already known to, the Joint Venture or the Party receiving the documents or information before its initial disclosure by the other Party through no breach of any confidentiality obligation to or for the benefit of the disclosing Party;

     (b) documents or information in the public domain at the time of disclosure, or which after such disclosure enters into the public domain through no fault of Joint Venture or the Party to whom the information was disclosed; and

     (c) documents or information lawfully furnished or disclosed by a third Party to the Joint Venture or the Party receiving the information or documents.


                                   CHAPTER 30

                                  MISCELLANEOUS

30.1 This Contract has been written in Chinese and English and each such version will be of equal force and effect. All documents, notices, waivers and all other communications written or otherwise between the Parties in connection with this Contract will be in the Chinese and English languages. All numbers in contracts of the Joint Venture, books of account and records will be Arabic.

30.2 Any modifications to this Contract will be subject to written agreement signed by the authorized representatives of both Parties and will become effective upon the approval of the original approval and examination authority of this Contract.

30.3 Subject to the provisions of Chapter 23, in the event any provision of this Contract is determined to be invalid or unenforceable under applicable Chinese laws, all other provisions of this Contract will continue in full force and effect. The Parties will, in such event, replace the invalid provision with a valid provision which as closely as possible corresponds to the spirit and purpose of such invalid provision and this Contract.

30.4 After termination of this Contract, the relevant provisions of this Contract which form the basis for a valid claim by either Party arising from or in connection with this Contract will remain in effect as related to the settlement of such claim until such claim is settled. The dispute resolution provisions of Chapter 28 and the confidentiality provisions of Chapter 29 will also remain in effect after termination of this Contract.

30.5 A failure or delay by either Party to require the enforcement of any of the provisions of this Contract will not be construed as a waiver by such Party of any of its rights nor will it affect in any way the validity of this Contract or any of its provisions at any time thereafter.

30.6 Neither of the Parties will act on behalf of the other Party, which can only become bound by the signature of its own authorized representative. In all circumstances, the Joint Venture will act only in its own name and will not be considered to be the agent of either of the Parties. Similarly, unless expressly provided otherwise in a signed writing, neither of the Parties is the agent of the

     Joint Venture and, therefore, neither of the Parties is entitled to assume any obligation on behalf of the Joint Venture nor to bind the Joint Venture in any way whatsoever.

30.7 This Contract constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all documents and correspondence entered into prior to this Contract with respect to the subject matter hereof.

30.8 Any notice or other communication to be given hereunder shall be in writing and shall be sufficiently given if, in the case of the Chinese Party, addressed as set forth in Chapter 2.1 and in the case of the Foreign Party, addressed to: AES China Generating Co. Ltd., 7/F, Allied Capital Resources Building, 32-38 Ice House Street, Central, Hong Kong, Telefax:
     852-2530-1673, Attention: President, and sent by registered mail or an internationally recognized overnight courier service, hand-delivered or transmitted and clearly received by facsimile transmission. Any such notice shall be effective only upon actual receipt thereof. All notices given by facsimile shall be confirmed in writing, sent as aforesaid, but the failure to so confirm shall not vitiate the original notice. Either Party may change its address for purposes of receiving notices hereunder by notice to the other Party given in accordance with this Chapter 29.8.

30.9 The titles and headings herein are used for convenience of reference only and shall not be deemed part of this Contract for purposes of interpretation. Unless otherwise stated, all references made in this Contract to "Chapters," shall refer to Chapters of this Contract.

30.10In  the  event  that  there  is  any  conflict  or  contradiction   between
     provisions of this Contract and provisions of the Articles of Association, provisions of this Contract shall prevail.

30.11This Contract is executed on March 27, 1996 in Jiaozuo, People's Republic of China, in four sets of English and Chinese originals by the duly authorized representatives of the Parties. This Contract shall become effective on the date the certificate of approval relating to this Contract is issued by MOFTEC.


JIAOZUO ALUMINUM MILL


By: /s/ [SIGNATURE ILLEGIBLE]
----------------------------
Name: Jin Bao Qing
Title: General Manager
Nationality: Chinese



JIAOZUO POWER PARTNERS, L.P.
by Jiaozuo (GP) Corporation,
its General Partner

By: /S/ Edward C. Hall III
-------------------------
Name: Edward C. Hall III
Title: Vice President
Nationality:  U.S.A.